UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2016

UBIQUITY, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55288	99-0371375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9801 Research Drive, Irvine, California 92618

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (949) 489-7600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(c) Appointment of Board of Director

On February 1, 2016, the Board of Directors (the “Board”) of Ubiquity, Inc. (the “Company”), appointed Greg Jones, 62, as a new member of the Board. He has held key positions in the development of finance, technology and marketing companies in Asia, U.S., and Australia. Since 2013, Mr. Jones has served as Principal of Kee Capital Group, where he has assisted in raising finances for various infrastructure projects and developed markets in consumer products leasing for SME’s in Asia and developed a leasing organization for major items including aviation products, locomotives and rolling stock. Since 2012, Mr. Jones has also served as the Chairman of Strategic Marketing Services International Limited, located in Hong Kong, where he designed for brand development and marketing of various products for private companies and agencies. He has also currently serves as a Director of the Australian College of Arts International Pty Limited, Ausmusic Limited, and Wallace Wine Company.

The selection of Mr. Jones to serve as a member of the Board was not pursuant to any arrangement or understanding with respect to any other person. In addition, there are no family relationships between Mr. Jones and any director or other executive officer of the Company and there are no related persons transactions between the Company and Mr. Jones reportable under Item 404(a) of Regulation S-K.

Mr. Jones entered into a Board of Directors Retention Agreement (the “Agreement”) with the Company whereby in consideration for his service on the Board, Mr. Jones shall receive the following: (1) 150,000 shares of restricted common stock at the time of appointment to the Board and (2) 250,000 shares of restricted common stock of the Company and $25,000 annually. The Agreement is herein incorporated by reference as Exhibit 10.1.

The Company believes that Mr. Jones is fit to serve on the Board because he possesses the skills and background necessary to assist in the Company’s reorganization and marketing efforts.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1 10.2	Board of Directors Retention Agreement Press Release Dated February 8, 2016

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 8, 2016

UBIQUITY, INC.

By:	/s/ Christopher Carmichael
Christopher Carmichael
Chief Executive Officer

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